SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:

VARIABLE ANNUITY-1 SERIES ACCOUNT

B.   Address of Principal Business Office (No. & Street, City,
State, Zip Code):

126 Wolf Road
Albany, New York 12205

C.   Telephone Number (including area code):

(800) 537-2033

D.   Name and Address of agent for service of process:

WILLIAM T. McCALLUM
8515 East Orchard Road
Englewood, Colorado 80111

     Copies to:

JAMES F. JORDEN
Jorden Burt Berenson & Johnson LLP
Suite 400 East
1025 Thomas Jefferson Street NW
Washington, D. C. 20007-0805




E.   Check Appropriate Box:

     Registration is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES  [ X ]                    NO   [   ]

Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the
City of Englewood, Colorado, on the _14th   day of  _April_, 1997.


[SEAL]


          VARIABLE ANNUITY-1 SERIES ACCOUNT
                    (Registrant)


          By: _/s/ W.T. McCallum______________________________
               W.T. McCallum, President and Chief Executive Officer
of
               First Great-West Life & Annuity Insurance Company




          FIRST GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY
                              (Sponsor)


          By:  _/s/ W.T. McCallum________________________________
               W.T. McCallum, President and Chief Executive Officer





Attest:  _/s/ D.C. Lennox__________________
     D.C. Lennox, Senior Vice President
     General Counsel and Secretary